CALIBRE MINING CORP.
Suite 1250 – 999 W. West Hastings Street
Vancouver, British Columbia, Canada, V6C 2W2

NEWS RELEASE

CALIBRE FILES TO DEREGISTER FROM THE SEC IN THE USA

January 29, 2009	TSX-V: CXB

Vancouver, British Columbia: Vancouver, British Columbia: Calibre Mining Corp. (TSX-V: CXB) (the “Company” or “Calibre”) announces that it has filed today a Form 15F with the U.S. Securities and Exchange Commission (the “SEC”) with the intention of voluntarily terminating the registration of its common shares under section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Company expects that this termination of registration will become effective 90 days after its filing with the SEC. As a result of this filing, Calibre’s reporting obligations with the SEC, including its obligations to file annual reports on Form 20-F, 10-Q and reports on Form 6-K, will immediately be suspended. The Company’s shares will no longer be quoted in the United States on the Over-the-Counter Bulletin Board under the symbol “CXBMF” once the termination of registration is effective.

Calibre will continue to comply with its Canadian continuous disclosure obligations by making filings with the applicable Canadian securities regulators via the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. These continuous disclosure filings will include the Company’s consolidated financial statements prepared in accordance with Canadian generally accepted accounting principles and other financial related information. Calibre’s common shares will continue to trade in Canada on the TSX Venture Exchange under the symbol “CXB”.

Calibre is current with all reporting requirements under the Exchange Act and is not listed on any U.S. exchange. In determining to terminate the registration of its common shares under the Exchange Act, Calibre considered that the administrative burdens and costs associated with being a U.S. reporting company have significantly increased in the past few years, particularly in light of SEC Sarbanes-Oxley requirements. The preparation time and costs associated with preparing U.S. filings and meeting SEC regulatory requirements are substantial, and overall the Company’s management believes that these administrative burdens and their associated costs far outweigh any benefits derived from the Company’s registration with the SEC.

Calibre Mining Corp. is a TSX Venture Exchange listed company (TSX.V: CXB) that is focused on the acquisition, exploration and development of gold and copper deposits. In addition to the on-going exploration program in Australia, Calibre is continuing to advance the Pt. Leamington gold-zinc massive sulphide deposit in Newfoundland, Canada.

Calibre Mining Corp.

Signed "Robert Brown"
Robert D. Brown, B.Sc., MBA
President and CEO

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.

Cautionary Note Regarding Forward Looking Statements
Safe Harbor Statement under the United States Private Securities Litigation Reform Act of 1995: Except for the statements of historical fact contained herein, the information presented constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements including but not limited to those with respect to the price of gold, silver or copper, potential mineralization, reserve and resource determination, exploration results, and future plans and objectives of the Company involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievement of Calibre Mining Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.